NEWS RELEASE

FOR IMMEDIATE RELEASE

February 4, 2005

CAPITOL FEDERAL FINANCIAL
REPORTS FIRST QUARTER 2005 RESULTS

Topeka, KS - Capitol Federal Financial (NASDAQ: CFFN) today announced results for the December 31, 2004 quarter. Detailed results of the quarter are available on Form 10-Q which will be filed today and on our web-site, www.capfed.com/html/relations.html. Points for the quarter include:

  net income of $18.6 million, up from $4.6 million one year ago, diluted earnings per share of $0.25 and
  efficiency ratio of 37.25%.

In addition, the Board of Directors declared a $0.50 per share dividend on January 25, 2005 to holders of record on February 4, 2005, payable on February 18, 2005, and announced an enhancement to its current dividend policy.

Results of Operations for the Quarter Ended December 31, 2004

Capitol Federal Financial (the "Company") reported net income of $18.6 million, up from $4.6 million for the same period one year ago. The increase in net income was primarily due to an increase in the net interest margin of 96 basis points between periods.

The increase in the net interest margin was primarily due to a decrease in the rate paid on Federal Home Loan Bank ("FHLB") advances. The average rate on FHLB advances decreased 205 basis points compared to the same period one year ago primarily due to refinancing certain FHLB advances in July 2004 and, to a lesser extent, interest rate swaps on previously hedged advances. The increase in the net interest margin was also due to a 30 basis point decrease in the average rate paid on certificates of deposit and a $73.3 million decrease in the average balance of certificates of deposit.

The increase in the net interest margin compared to the same period one year ago was also due to an overall increase in the average yield of interest-earning assets of 16 basis points and an increase in the average balance of interest-earning assets of $14.5 million.

Financial Condition as of December 31, 2004

Total assets increased $8.5 million from September 30, 2004. Our portfolio of loans increased $147.6 million since September 30, 2004, primarily due to the purchase of mortgage loans during the quarter. Cash and cash equivalents decreased $60.5 million since September 30, 2004. Investment securities decreased $50.3 million from September 30, 2004. The portfolio of mortgage-related securities decreased $15.8 million since September 30, 2004. Our balance of non-performing assets remained low, with non-performing assets representing 0.10% of total assets.

Total liabilities decreased $5.9 million from September 30, 2004 to $7.70 billion at December 31, 2004. The decrease was primarily due to a decrease of $27.9 million in advance payments by borrowers for taxes and insurance due to the timing of escrow payments. The decrease was offset by an increase of $23.1 million in deposits.

Stockholders' equity increased $14.4 million from September 30, 2004 to $846.8 million at December 31, 2004.

Management's Discussion of Dividends

In addition to declaring a $0.50 per share dividend on January 25, 2005, the Board approved an enhanced dividend policy. In December of each year, the Company plans to pay a special dividend equal to 25% of the excess of the prior fiscal year reported net income over the amount required to meet the Company's current dividend policy of $2.00 per public share each fiscal year. If the fiscal year reported net income does not exceed the amount required to meet the Company's current dividend policy, it is the Board's intent to continue to pay dividends at the current level.

Because the Company has a relatively unique corporate structure, the reporting of certain information under generally accepted accounting principles in the United States of America ("GAAP") is not necessarily reflective of the process considered by the Board in connection with its dividend policy. The earnings per share amounts in the following table are presented in accordance with GAAP. Included in the GAAP earnings per share calculations are the average shares held by the Company's majority shareholder, Capitol Federal Savings Bank MHC ("MHC"). MHC has waived all previous dividends from the Company. It is expected that MHC will continue to waive future dividends except to the extent dividends are needed to fund its continuing operations.

The following is a reconciliation of the denominators of the basic and diluted earnings per share calculations.
	Three Months Ended
	December 31,
(Dollars in thousands, except per share amounts)	2004	2003

Net income	$18,573	$ 4,618

Average common shares outstanding	72,226,139	71,082,485
Average committed ESOP shares outstanding	548	548

Total basic average common shares outstanding	72,226,687	71,083,033

Effect of dilutive RRP shares	2,698	225,459
Effect of dilutive stock options	774,600	1,335,626

Total diluted average common shares outstanding	73,003,985	72,644,118

Net earnings per share:
Basic	$0.26	$0.06
Diluted	$0.25	$0.06

The inclusion of shares held by MHC understates earnings available to public shareholders of CFFN stock. The following table is presented to provide a better understanding of the information the Board of Directors reviews when considering the amount of dividends to declare. The table presents basic and diluted earnings per share, excluding shares held by MHC from the earnings per share calculation. The following information is not presented in accordance with GAAP.
	Three Months Ended
	December 31,
(Dollars in thousands, except per share amounts)	2004	2003

Net income	$18,573	$ 4,618

Basic average common shares outstanding	72,226,687	71,083,033
Average shares held by MHC	(52,192,817)	(52,192,817)
Total adjusted basic average shares held
by public shareholders	20,033,870	18,890,216

Effect of dilutive RRP shares	2,698	225,459
Effect of dilutive stock options	774,600	1,335,626
Total adjusted diluted average shares held
by public shareholders	20,811,168	20,451,301

Net earnings per share, available to public shareholders:
Basic	$ 0.93	$ 0.24
Diluted	$ 0.89	$ 0.23

The following table shows the number of shares eligible to receive dividends, at December 31, 2004, with the waiver of all dividends by MHC:

Total voting shares outstanding at September 30, 2004	73,990,801
Options exercised, net	82,290
Total voting shares outstanding at December 31, 2004	74,073,091
Unvested shares in ESOP	(1,814,746)
Shares held by MHC	(52,192,817)
Total shares eligible to receive dividends at December 31, 2004	20,065,528

Capitol Federal Financial is the holding company for Capitol Federal Savings Bank. Capitol Federal Savings Bank has 37 branch locations in Kansas, 8 of which are in-store branches. Capitol Federal Savings Bank employs 685 full time equivalent employees in the operation of its business and is one of the largest residential lenders in the State of Kansas.

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties, including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area, the future earnings and capital levels of Capitol Federal Savings Bank which could affect the ability of the Company to pay dividends in accordance with its dividend policies, competition, and other risks detailed from time to time in the Company's SEC reports. Actual strategies and results in future periods may differ materially from those currently expected. These forward-looking statements represent the Company's judgment as of the date of this release. The Company disclaims, however, any intent or obligation to update these forward-looking statements.

For further information contact:

Jim Wempe	Kent Townsend
Vice President, Investor Relations	Senior Vice President, Controller
700 S Kansas Ave.	700 S Kansas Ave.
Topeka, KS 66603	Topeka, KS 66603
(785) 270-6055	(785) 231-6360
jwempe@capfed.com	ktownsend@capfed.com